Exhibit 1
Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.
To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)
PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
DESPATCH OF SCHEME DOCUMENT
AND OPTION PROPOSAL LETTERS
Financial Adviser to TOM Group Limited
Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.

The Scheme Document was despatched to the Shareholders, the ADS Holders and the Optionholders on Monday, 30 April 2007. The Option Proposal Letters were despatched to the Optionholders on the same day.
The respective notices of Court Meeting and EGM of TOM Online to be held on Friday, 8 June 2007 are set out in the Scheme Document and will be published in The Standard and Hong Kong Economic Journal on 2 May 2007.
The Independent Shareholders (including ADS Holders) and the Optionholders should consider carefully the recommendation of the Independent Board Committee and the factors, reasons and recommendations in relation to the Share Proposal and the Option Proposal, respectively, as set out in the letter from ING, the independent financial adviser to the Independent Board Committee, before making a decision on the Share Proposal and the Option Proposal, respectively.
The Independent Board Committee, having considered the terms of the Share Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, considers that the terms of the Share Proposal are fair and reasonable so far as the Independent Shareholders (including ADS Holders) are concerned, and accordingly, recommends that the Independent Shareholders (including ADS Holders) vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of new Shares in connection with the Share Proposal.
The Independent Board Committee, having considered the terms of the Option Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, considers that the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned, and accordingly, recommends that the Optionholders accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date.
It should be noted that certain projections prepared for internal budgeting purposes were included in the Scheme Document by reason of the applicability of Rule 13e-3 of the Exchange Act to the Share Proposal and such projections do not meet the standard under Rule 10 of the Takeovers Code. Shareholders, ADS Holders, Optionholders and potential investors should exercise caution in placing reliance on such financial information in assessing the merits and demerits of the Scheme, the Share Proposal and the Option Proposal.
Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.
Subject to all the conditions of the Share Proposal and the Scheme being fulfilled or waived, as applicable, the Scheme is expected to become effective on Wednesday, 27 June 2007 (Cayman Islands time). Details of these conditions are set out in the Scheme Document. The Scheme will lapse if it does not become effective on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), and Shareholders of TOM Online will be notified by way of a press announcement and also by an announcement published on the GEM website.
Introduction
Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM and the announcement dated 25 April 2007 made by TOM. Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.
Despatch of the Scheme Document and Option Proposal Letters
The Scheme Document was despatched to the Shareholders, the ADS Holders and the Optionholders on Monday, 30 April 2007. The Option Proposal Letters were despatched to the Optionholders on the same day.
The Scheme Document contains, inter alia, further details of the Share Proposal, the Option Proposal and the Scheme, the expected timetable, the explanatory memorandum as required under the Rules of the Grand Court, a US Special Factors section as required by the Exchange Act, information regarding TOM and TOM Online, information for ADS Holders, a letter from the Independent Board Committee, a letter from ING Bank N.V. (“ING”) to the Independent Board Committee, a sample Option Proposal Letter, a notice of Court Meeting and a notice of extraordinary general meeting of TOM Online (the “EGM”).
Recommendation of the Independent Board Committee
The Independent Board Committee, comprising Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui, all being independent non-executive directors of TOM Online, was established by the board of directors of TOM Online to make a recommendation to the Independent Shareholders (including ADS Holders) and the Optionholders in respect of the Share Proposal and the Option Proposal, respectively. Although Dr. Lo Ka Shui is deemed to be interested as founder of a discretionary trust in 4,700,000 Shares, under Rule 2.8 of the Takeovers Code, he is still eligible to be a member of the Independent Board Committee.

ING was appointed (with the approval of the Independent Board Committee) as the independent financial adviser to advise the Independent Board Committee in connection with the Share Proposal and the Option Proposal. The Scheme Document contains, inter alia, a letter from ING giving its advice and recommendation to the Independent Board Committee on the Share Proposal and the Option Proposal.
The Independent Board Committee, having considered the terms of the Share Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, considers that the terms of the Share Proposal are fair and reasonable so far as the Independent Shareholders (including ADS Holders) are concerned, and accordingly, recommends that the Independent Shareholders (including ADS Holders) vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of new Shares in connection with the Share Proposal.
The Independent Board Committee, having considered the terms of the Option Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, considers that the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned, and accordingly, recommends that the Optionholders accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date.
Actions to be taken by the Shareholders, the ADS Holders and the Optionholders are set out in the Scheme Document.
Certain information in the Scheme Document
It should be noted that certain projections prepared for internal budgeting purposes were included in the Scheme Document by reason of the applicability of Rule 13e-3 of the Exchange Act to the Share Proposal and such projections do not meet the standard under Rule 10 of the Takeovers Code. Shareholders, ADS Holders, Optionholders and potential investors should exercise caution in placing reliance on such financial information in assessing the merits and demerits of the Scheme, the Share Proposal and the Option Proposal.
Meetings
The Court Meeting and EGM of TOM Online (collectively, the “Meetings”) have been convened to be held at 3:00 p.m. and 3:30 p.m. (or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned), respectively, on Friday, 8 June 2007 at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. Notices of the Meetings are set out in the Scheme Document and will be published in The Standard and Hong Kong Economic Journal on 2 May 2007.
A further joint announcement will be made by TOM and TOM Online in relation to, inter alia, the voting results of the Court Meeting and the EGM.

Closure of register of members of TOM Online
For the purpose of determining the entitlements of Independent Shareholders to attend and vote at the Court Meeting and Shareholders to attend and vote at the EGM, the register of members of TOM Online will be closed from 4:30 p.m. (Hong Kong time) on Tuesday, 5 June 2007 to Friday, 8 June 2007 (both days inclusive) and during such period, no transfer of Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on Tuesday, 5 June 2007.
ADS Holders
ADS Voting Instruction Cards should be returned to the ADS Depositary in accordance with the instructions on the ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on Thursday, 31 May 2007. If an ADS Holder does not return the ADS Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the Court Meeting or the EGM.
ADS Holders who wish to cancel their ADSs and withdraw the underlying Shares represented by the ADSs so as to become registered holders of Shares prior to 4:30 p.m. (Hong Kong time) on 5 June 2007 and therefore have the right to vote at the Court Meeting and the EGM, should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013. ADS Holders seeking to become registered holders of Shares will incur taxes and other charges in connection with such exchange and withdrawal of their ADSs.
Optionholders
For Optionholders who wish to accept the Option Proposal, duly completed Option Forms of Acceptance in accordance with the instructions on them together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) must be lodged with TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong not later than 4:30 p.m. (Hong Kong time) on Wednesday, 27 June 2007 (or such later date and time as may be notified by Goldman Sachs or TOM), failing which the Optionholders will not receive any Option Proposal Price.
Conditions of the Share Proposal and the Scheme
Subject to all the conditions of the Share Proposal and the Scheme being fulfilled or waived, as applicable, the Scheme is expected to become effective on Wednesday, 27 June 2007 (Cayman Islands time). Details of these conditions are set out in the Scheme Document. The Scheme will lapse if it does not become effective on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), and Shareholders of TOM Online will be notified by way of a press announcement and also by an announcement published on the GEM website.

Last day for dealing
Provided that the Scheme is approved, the last day for dealing in the Shares and the last day for dealing in the ADSs will be Thursday, 21 June 2007. In such event, the register of members of TOM Online will be closed from 4:30 p.m. on Tuesday, 26 June 2007 to Thursday, 28 June 2007 (both days inclusive). To qualify for entitlements under the Scheme, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on Tuesday, 26 June 2007.
Warning:
Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.
Expected Timetable
Hong Kong time
(unless otherwise stated)

Date of despatch of the Scheme Document	Monday, 30 April 2007

Latest time to surrender ADSs and withdraw the underlying Shares to vote directly at the Court Meeting and the EGM (Note 1)	5:00 p.m. on Wednesday, 30 May 2007
(New York time)

ADS Voting Instruction Due Date — Latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from ADS Holders (Note 2 and Note 6)	10:00 a.m. on Thursday, 31 May 2007
(New York time)

Latest time for lodging transfers of Shares to qualify for attending and voting at the Court Meeting and the EGM	before 4:30 p.m. on Tuesday, 5 June 2007

Register of members of TOM Online closed for
determination of entitlements of Independent Shareholders
to attend and vote at the Court Meeting and of Shareholders
to attend and vote at the EGM (Note 3)
4:30 p.m. on Tuesday, 5 June 2007 to
Friday, 8 June 2007
(both days inclusive)

Latest time for receipt by the Registrar of Forms of Proxy in respect of (Note 4) Court Meeting	3:00 p.m. on Wednesday, 6 June 2007
EGM	3:30 p.m. on Wednesday, 6 June 2007

Suspension of dealings in the Shares	9:30 a.m. on Friday, 8 June 2007

Court Meeting (Note 5)	3:00 p.m. on Friday, 8 June 2007

EGM (Note 5)	3:30 p.m. on Friday, 8 June 2007
(or as soon thereafter as the Court Meeting
convened for the same day and place
shall have been concluded or adjourned)

Announcement of the results of the Court Meeting and the EGM published in The Standard in English and the Hong Kong Economic Journal in Chinese and on the GEM website	Monday, 11 June 2007

Resumption of dealings in the Shares	9:30 a.m. on Monday, 11 June 2007

Hearing of TOM Online’s summons for directions in respect of the capital reduction (Note 6)	Monday, 11 June 2007
(Cayman Islands time)

Last day for dealing in the Shares	Thursday, 21 June 2007

Last day for dealing in ADSs	Thursday, 21 June 2007

Latest time for lodging transfers of Shares to qualify for entitlements under the Scheme	before 4:30 p.m. on Tuesday, 26 June 2007

Register of members of TOM Online closed for determining entitlements to qualify under the Scheme (Note 7)	4:30 p.m. on Tuesday, 26 June 2007 to
Thursday, 28 June 2007
(both days inclusive)

Latest time to accept the Option Proposal (Note 8)	4:30 p.m. on Wednesday, 27 June 2007

Record Date	4:30 p.m. on Wednesday, 27 June 2007

Court hearing of the petitions to sanction the Scheme and to confirm the capital reduction (Note 6)	Wednesday, 27 June 2007
(Cayman Islands time)

Effective Date (Note 6 and Note 9)	Wednesday, 27 June 2007
(Cayman Islands time)

Announcement of the results of the court hearing
of the petitions to sanction the Scheme and to
confirm the capital reduction, the Effective Date
and the withdrawal of the listing of the Shares
on the Stock Exchange website and the GEM website
Thursday, 28 June 2007

Expected withdrawal of the listing of the Shares on GEM becomes effective (Note 10)	9:30 a.m. on Thursday, 28 June 2007

Expected withdrawal of the listing of ADSs on NASDAQ becomes effective (Note 6 and Note 11)	27 June 2007
(New York time)

Announcement of the results of the court hearing of
the petitions to sanction the Scheme and to confirm
the capital reduction, the Effective Date and the withdrawal of the listing of the Shares in The Standard in English
and the Hong Kong Economic Journal in Chinese on or before
Friday, 29 June 2007

Cheques for cash payment under the Share Proposal and the Option Proposal to be despatched on or before	Friday, 6 July 2007
Shareholders and Optionholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change.
Notes:
1.	ADS Holders who wish to cancel their ADSs, withdraw the underlying Shares and become registered holders of Shares should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.

2.	ADS Voting Instruction Cards should be returned to the ADS Depositary in accordance with the instructions on the ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on 31 May 2007. If an ADS Holder does not return the ADS Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the Court Meeting or the EGM.

3.	The register of members of TOM Online will be closed during such period for the purpose of determining the entitlements of the Independent Shareholders to attend and vote at the Court Meeting and of the Shareholders to attend and vote at the EGM. This book close period is not for determining entitlements under the Scheme. Any Shareholders selling or transferring their Shares after such period will not be entitled to attend and vote at the Court Meeting and the EGM.
4.	Forms of Proxy should be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, as soon as possible and in any event no later than the times and dates stated above. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 3:00 p.m. (Hong Kong time) on 6 June 2007. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged. In order to be valid, the pink form of proxy for the Court Meeting and the white form of proxy for the EGM must be lodged no later than the times and dates stated above. Completion and return of a form of proxy for the Court Meeting or the EGM will not preclude an Independent Shareholder and Shareholder respectively from attending the relevant meeting and voting in person. In such event, the returned form of proxy will be deemed to have been revoked.

In the case of any Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), such Beneficial Owner should contact the Registered Owner and provide him/her/it with instructions in relation to the manner in which the Shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions should be given before the latest time for the lodgment of forms of proxy in respect of the Court Meeting and EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.

5.	The Court Meeting and the EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong at the times and dates specified above. Please see the notice of Court Meeting and the notice of EGM set out in the Scheme Document for details.

6.	All references in the Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to surrender ADSs to vote directly at the Court Meeting and the EGM, which is New York time; (ii) the latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from ADS Holders, which is New York time; (iii) the time of suspension of trading of the ADSs on NASDAQ, which is New York time; (iv) the expected dates of the Grand Court hearing of TOM Online’s summons for directions in respect of the capital reduction and the Grand Court hearing of the petitions to sanction the Scheme and to confirm the capital reduction, which are the relevant dates in the Cayman Islands; (v) the Effective Date, which is the relevant date in the Cayman Islands; and (vi) the time of the expected withdrawal of the listing of the ADSs on NASDAQ becoming effective, which is New York time. New York time is 12 hours behind Hong Kong time, and Cayman Islands time is 13 hours behind Hong Kong time.

7.	The register of members of TOM Online will be closed during such period for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

8.	Option Forms of Acceptance, duly completed in accordance with the instructions on them, must be lodged with TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong not later than 4:30 p.m. (Hong Kong time) on Wednesday,

27 June 2007 (or such later date as may be notified by Goldman Sachs or TOM), failing which the Optionholders will not receive any Option Proposal Price.
9.	The Scheme shall become effective upon all the conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document having been fulfilled or (to the extent permitted) waived (as the case may be).

10.	It is expected that the listing of the Shares on GEM will be withdrawn at or before 9:30 a.m. on Thursday, 28 June 2007, being the first trading day after the Effective Date.

11.	It is expected that the listing of the ADSs on NASDAQ will be withdrawn around Wednesday, 27 June 2007 (New York time), the expected Effective Date.
US Rule 13e-3 notice
The Proposals will likely be deemed to constitute a “going private transaction” subject to the requirements of Rule 13e-3 under the Exchange Act. The Scheme Document will be despatched to the Scheme Shareholders and ADS Holders, at no cost to them, as may be required under the Exchange Act. The ADS Depositary will arrange for the despatch of copies of the Scheme Document and Schedule 13E-3 to ADS Holders.
The Scheme Document will contain important information and the Independent Shareholders, ADS Holders and Optionholders are urged to read the Scheme Document and Schedule 13E-3 containing such disclosures carefully before casting any vote at (or providing any proxy in respect of) the Meetings. In addition, the Independent Shareholders, ADS Holders and Optionholders will be able to obtain free copies of Schedule 13E-3 and its exhibits (including the Scheme Document and any supplements thereto) at the website maintained by the SEC (http://www.sec.gov).

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director
Hong Kong, 30 April 2007
As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.
As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

*	for identification purpose